SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Severance Agreement and General Release of All Claims (“Agreement”) is made as a compromise between Crimson Wine Group, Ltd., a Delaware corporation, on behalf of itself and its subsidiaries, (collectively the “Company”), and Mary Jo Dale (“Employee”).

RECITALS AND ACKNOWLEDGMENTS

1. Employee was employed by Company pursuant to an offer letter dated August 22, 2013 (the “Offer Letter”) and held the position of SVP of Marketing and Consumer Sales.
2. Employee’s employment with Company terminated effective June 12, 2014 (“Separation Date”).

3. With the exception of the severance payments and benefits as described in this Agreement (“Severance”), Employee acknowledges the receipt of all wages, salary, bonuses, benefits, expense reimbursement or any other monies owed by Company to Employee.

4. Without admitting any liability, Company and Employee desire to compromise, settle and release any claims Employee may have against Company, or any of Company’s officers, directors or agents, including but not limited to, all disputes relating to Employee’s employment with Company or the termination of Employee’s employment with Company.

5. Employee and Company agree that they have voluntarily and knowingly entered into this Agreement.
6. Employee further agrees and understands that by signing this Agreement Employee is giving up any and all rights or claims Employee has or may have against Company.

7. Employee acknowledges that this Agreement includes the three (3) months of severance to which the parties previously agreed, and Employee understands that if she does not execute this Agreement she will still be entitled to three months of severance paid bi-weekly pursuant to her offer letter dated August 22, 2013.

NOW, THEREFORE, in consideration of the foregoing Recitals and Acknowledgments, which by this reference are incorporated herein, Employee and Company hereby agree to the following terms of this Agreement.

TERMS OF SEVERANCE

8. Severance.  In consideration of Employee’s covenants and releases set forth in this Agreement, and subject to Employee’s compliance with the other terms and conditions of this Agreement,

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and provided that Employee signs and does not revoke this Agreement, Company will pay or provide to Employee the following as severance benefits (collectively the “Severance”):

Severance Payments.  The Company shall pay Employee an amount equal to five (5) months (the “Severance Period”) of Employee’s regular base salary in effect on the Separation Date, minus the Required Deductions (as defined below) (the “Severance Amount”).  Company shall pay the Severance Amount to Employee in a lump sum within three (3) business days following the end of the revocation period and receipt of the Agreement executed by Employee.  The Severance Amount will be sent to Employee by check by overnight delivery.

COBRA Payments.  Provided that Employee makes a timely election to receive COBRA benefits, commencing on the Severance Commencement Date, and to the extent allowed by applicable law and Employer’s insurance plan documents, the Company shall pay an amount equal to the Company’s current contribution towards continuing Employee’s medical, dental and vision benefits, less the Required Deductions, on the same terms such benefits are carried and offered to Employee as of the Separation Date (“COBRA Payments”) for three (3) months starting on July 1, 2014, until the earlier of (a) the date Employee is covered by another group medical policy or (b) the end of the three (3) month period, (September, 30, 2014).  Upon the occurrence of either (a) or (b) above, Employee shall be fully responsible for the payment of all COBRA amounts, if any.  The COBRA Payments to which Employee is entitled pursuant to this paragraph shall run concurrently with the COBRA period and shall not extend the maximum period under which Employee may receive continued group health insurance benefits pursuant to COBRA.

Attorney Review.  The Company shall pay to “Dickenson, Peatman & Fogarty” Three Thousand Dollars ($3,000.00) for attorneys’ fees and expenses incurred in connection with negotiation and actual execution of this Agreement.  The Company shall make such payment within (3) business days following the end of the revocation period and after the Company’s receipt of an invoice from Employee’s attorney.  Dickenson, Peatman & Fogarty shall also provide a W-9 to the Company.

9. Required Deductions.  The Company shall deduct any federal and state withholding taxes, Social Security (FICA) withholding, Medicare, any deductions requested by Employee, and any other amounts required by applicable law from any payments made by Company to Employee pursuant to this Agreement (collectively the “Required Deductions”).

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10. Company’s Obligations Contingent Upon Employee Compliance.  Company’s obligation to pay the Severance and any other obligations of Company under this Agreement are contingent upon Employee’s compliance with all of the terms, conditions and covenants of Employee provided in this Agreement.

11. Employee’s Address.  All payments made to Employee pursuant to this Agreement will be made by mail to Employee at the last known address of Employee that Company has on record, or by direct deposit into Employee’s bank account.  Employee is responsible to notify Company of any change in Employee’s address.

EMPLOYEE RELEASE OF CLAIMS AGAINST COMPANY

12. Employee’s General Release of Releasees.  In exchange and consideration for Company’s payment of the Severance, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and with the intent of binding Employee and Employee’s successors, heirs, and assigns, effective as of the Separation Date, Employee hereby releases and discharges Company, including the Company’s subsidiaries, affiliates, present or former employees, officers, directors, shareholders, agents and representatives (collectively the “Releasees”) from any and all claims, demands, actions, causes of action, judgments, costs, expenses, and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which existed or may have existed or which do exist, including but not limited to those which may be based in whole or in part on, or may arise from or may be related to or concerning (a) Employee’s employment with Company, (b) the Offer Letter, (c) the termination of Employee’s employment with Company, and (d) any actions or omissions by any of the Releasees prior to the Separation Date; all from the beginning of time to the Separation Date, including but not limited to the following:

Any claim by Employee that the Releasees discriminated against Employee on the basis of race, color, sex, religion, age, national origin, or disability in violation of any state or federal law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefits Protection Act (“OWBPA”), as amended; 42 U.S.C. § 1981, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; the Family Medical Leave Act, as amended; the California Family Rights Act, as amended; the Fair Labor Standards Act, as amended; the California Fair Employment and Housing Act, as amended; the California Constitution; the California Labor Code; the Employee Retirement Income Security Act, as amended; the Equal Pay Act, as amended; The Genetic Information Non-

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Discrimination Act; The National Labor Relations Act; The Occupational and Safety Health Act of 1970; The Lilly Ledbetter Fair Pay Act of 2009; The Fair Credit Reporting Act; The False Claims Act; The Sarbanes-Oxley Act; The Uniformed Services Employment and Reemployment Rights Act; and under any state and/or local anti-discrimination laws, as amended.  Employee hereby waives all rights and claims under all federal, state, and local antidiscrimination laws;

Any claim in tort that Releasees negligently, intentionally, maliciously, or wantonly caused damage to Employee;

Any claim under federal, state, or local law that Releasees inflicted emotional distress either intentionally or negligently on Employee;

Any claim under federal, state, or local law against any of the Releasees sounding in contract, oral or written, express or implied, or any other agreement or promise;

Any claim under federal, state, or local law that Releasees engaged in any unfair business practices;

Any claim that the Releasees owe any sort of wages, compensation (including without limitation claims for salary, bonuses, severance, or commissions), money, or any other employment benefit to Employee, whether for nonpayment or late payment, overtime, meal periods, rest breaks, deductions or penalties; and

Any claim in tort or under federal, state, or local law that Employee was wrongfully or constructively discharged from Employee’s employment at Company.

13. Waiver of California Civil Code Section 1542.  Except for the Severance and other obligations of Company under this Agreement and those matters expressly excluded from the Employee’s release as set forth in paragraph 15, Employee expressly waives and relinquishes any and all rights and benefits afforded to Employee by Section 1542 of the Civil Code of the State of California (“Section 1542”), and does so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 states as follows:

“A general release does not extend to claims, which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”

Employee hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted in

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this Agreement.  Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement and the general release set forth in paragraph 12 is intended to, and does, include and discharge all claims which Employee does not know or suspect to exist as of the Separation Date.  Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims for damages that may exist, and which, if known, would materially affect Employee’s decision to execute this waiver and release, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.  Employee further agrees that Company may introduce this Agreement as evidence in any subsequent proceeding as an affirmative bar to such a proceeding or to enforce the specific provisions contained herein.

14. Release of Claims for Attorney’s Fees. Except as stated in this Agreement, Employee understands and agrees that Employee is releasing and giving up any claims for attorney’s fees and costs.

15. No Release for Certain Events.  Employee understands that Employee is not releasing or giving up any claims for any events or actions that happen after the Separation Date.  In addition, this Agreement does not release, and nothing in this Agreement shall be construed to release, any claims arising out of, based upon, or seeking to enforce any provision of this Agreement.  This release does not waive Employee’s rights to unemployment or any rights that cannot be released by private agreement.

16. Employee Representations. Employee represents, covenants and states to Company as of the Separation Date that (a) Employee has not filed any claims, complaints, charges or lawsuits against any of the Releasees with any governmental agency or state or federal court, (b) the Company’s provision of any of the additional severance is not required by any of the Company’s policies or procedures or by any act or omission by any Releasee, and (c) that upon being paid the amounts required by paragraph 8 hereof, Company is not further indebted or obligated to Employee in any amount for any reason, including any fringe benefits or other forms of compensation, other than for the Severance assuming Employee complies with the terms of this Agreement.

COMPANY RELEASE OF CLAIMS AGAINST EMPLOYEE

17. Company General Release of Employee.  In exchange and consideration for Employee signing this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, effective as of the Separation Date, Company hereby releases and discharges Employee from any and all claims, demands, actions, causes of action, judgments, costs, expenses, and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which existed or may have existed or which do exist, including but not limited to those which may be based in whole or in part on, or may arise from or may be related to or concerning

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(a) Employee’s employment with Company, (b) the Offer Letter, (c) the termination of Employee’s employment with Company, and (d) other than with respect to any intentional misconduct of Employee, any actions or omissions of Employee prior to the Separation Date; all from the beginning of time to the Separation Date.

18. Waiver of California Civil Code Section 1542.  Except for those matters expressly excluded from the Company’s release as set forth in paragraph 20 and the obligations of Employee under this Agreement, Company expressly waives and relinquishes any and all rights and benefits afforded to Company by Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542.

Company hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted in this Agreement.  Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Employee, Company expressly acknowledges that this Agreement and the general release set forth in paragraph 17 is intended to, and does, include and discharge all claims which Company does not know or suspect to exist as of the Separation Date.  Furthermore, Company acknowledges that Company consciously intends these consequences even as to claims for damages that may exist, and which, if known, would materially affect Company’s decision to execute this waiver and release, regardless of whether Company’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.  Company further agrees that Employee may introduce this Agreement as evidence in any subsequent proceeding as an affirmative bar to such a proceeding or to enforce the specific provisions contained herein.

19. Release of Claims for Attorney’s Fees. Except as stated in this Agreement, Company understands and agrees that Company is releasing and giving up any claims for attorney’s fees and costs.

20. No Release for Certain Events.  Employee and Company understand that Company is not releasing or giving up any claims for any events or actions that happen after the Separation Date.  In addition, this Agreement does not release, and nothing in this Agreement shall be construed to release, any claims arising out of, based upon, any intentional misconduct of Employee or enforcing any provision of this Agreement.

21. Company Representations. Company represents, covenants and states to Employee as of the Separation Date that Company has not filed any claims, complaints, charges or lawsuits against Employee with any governmental agency or state or federal court.

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CONFIDENTIALITY and NON-SOLICITATION

22. Disclosures Concerning Separation Agreement.  Employee agrees to keep the terms of this Agreement confidential, except that Employee may disclose the terms to Employee’s attorneys, spouse, accountants, or tax planners, or in response to a subpoena.  If lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide the Company written notice of such a subpoena within five (5) days of receipt.

23. Non-Solicitation. During the Severance Period and for a period of twelve (12) months after the Severance Period, Employee shall not, either for Employee’s own account or for any other person or entity, solicit any employee of any of the Releasees to leave his or her employment, or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company, if any.

24. Remedies.  To the extent the Employee discloses confidential information in violation of the covenants and agreements set forth in paragraphs 22 and 23, the Company shall have no further obligation to pay the Severance Amounts to Employee pursuant to this Agreement.  In addition, the Employee agrees that violations of the obligations created by paragraphs 22 and 23 may cause irreparable harm to the Company.  THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT EMPLOYEE VIOLATES ANY OF HER OBLIGATIONS UNDER PARAGRAPHS 22 and 23, THE COMPANY WILL BE ENTITLED TO OBTAIN INJUNCTIVE RELIEF TO ENJOIN SUCH ACTION.

RETURN OF EMPLOYER PROPERTY AND PROPRIETARY INFORMATION

25. Confidentiality; Return of Company Property.  On the Separation Date, Employee shall immediately turn over to the Company any and all property of Company and Proprietary Information (as that term is defined herein).  Employee shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after the Separation Date without the express written consent of the Company.

26. Treatment of Proprietary Information.  It is understood and agreed that, in the course of Employee’s employment that Employee has received, dealt with and had access to the Company’s confidential and Proprietary Information and that the Employee has held all of the Company’s confidential and Proprietary Information in trust and confidence for the Company.  Employee recognizes and acknowledges that the Proprietary Information of the Company is a valuable and unique asset of the Company.  The Employee agrees that Employee has not, in any fashion, form or manner, directly or indirectly, retained, made copies of, divulged, disclosed or communicated to any person, firm, company, partnership, corporation or business organization or entity, in any manner whatsoever, except when it was

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necessary or required in the normal course of the Employee's employment and for the benefit of Company or with the express prior written consent of Company, any of the Company’s Proprietary Information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to Company’s business or affairs or any of its Proprietary Information.  Employee also agrees that Employee shall not, during or at any time after Employee’s termination of employment with Company, disclose any Proprietary Information, or any part thereof, to any person, firm, company, partnership, corporation or business organization or entity for any reason or purpose whatsoever, without the express and prior written permission of Company, or use the Proprietary Information for Employee’s own commercial purposes, or for the commercial purposes of an employer or a company in which the Employee has or shares an ownership or beneficial interest, now or in the future.

27. Definition of Proprietary Information.  For purposes of this Agreement, “Proprietary Information” shall include, but shall not be limited to, the following: (i) identity of clients, customers, suppliers, retailers, distributors or investors in, of or to Company or potential clients, customers, suppliers, retailers, distributors or investors in, of or to Company; (ii) any written, typed or printed lists or other materials identifying the clients, customers, suppliers, retailers, distributors or investors in, of or to Company, or potential clients, customers, suppliers, retailers, distributors or investors in, of or to Company; (iii) any Company financial information, including without limitation, any payroll, accounting, employee benefits and related human resources information; (iv) any and all data or information involving the formulas, ingredients, processes, techniques, programs, methods, suppliers or contacts employed by Company in the conduct of its business; (v) any lists, documents, manuals, records, forms or other materials used by Company in the conduct of its business; (vi) any descriptive materials describing the processes, methods or procedures employed by Company in the conduct of its business; (vii) any processes for or involving any of Company’s products or contemplated or proposed products; and (viii) any other secret or confidential information or material concerning Company’s business, affairs or products.  The terms “list,” “document” or their equivalent, as used in this paragraph are not limited to a physical writing or compilation, but also include any and all information whatsoever regarding the subject matter of the “list” or “document” whether or not such compilation has been reduced to writing.  Notwithstanding the above, however, no information constitutes Proprietary Information if it is known publicly or known in the industry or known to Employee prior to her employment with the Company.

NO ADMISSION OF WRONGDOING

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28. By making this Agreement, the parties do not admit, and specifically deny, any fault, liability, or wrongdoing.

ACKNOWLEDGEMENT OF WAIVER OF CLAIMS UNDER ADEA;
PERIOD FOR REVIEW AND REVOCATION

29. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any claims or rights that may arise under the ADEA after the Separation Date.  Employee acknowledges that Employee has been encouraged and advised by this writing that Employee should consult with an attorney before signing this Agreement and the release contained in paragraph 12.  Employee understands that it is Employee’s decision whether or not Employee consults with an attorney.

30. Employee understands and agrees that Employee has a period of twenty-one (21) days after receiving this Agreement to review and consider it before signing it.  Employee understands Employee may use as much of this twenty-one (21) day period as Employee wishes before signing this Agreement.  If Employee signs this Agreement before the end of this twenty-one (21) day period, Employee waives any rights under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement.

31. Employee may revoke this Agreement within seven (7) days after Employee signs it by giving notice in writing to the Company at Crimson Wine Group, 5901 Silverado Trail, Napa, CA 94558, Attn: Tracy Leisek.  If Employee revokes this Agreement within seven days, it will not be effective or enforceable and Employee will not receive the Severance.

32. Miscellaneous:

Company and Employee understand and agree that this Agreement is the only agreement between the Company and Employee.  Company has made no promises to Employee other than those in this Agreement.  Both parties have carefully read this Agreement and know the contents thereof and sign the same of their own free will.

This Agreement may be amended only by the written agreement of both the Company and Employee.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflict of laws.  Any action at law, suit in equity, or other judicial proceedings related to any provision of this Agreement shall be instituted only in courts with venue in the State of California.  The parties

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hereby submit to the personal jurisdiction of the State of California courts for the purpose of this Agreement.

The headings of sections and paragraphs of this Agreement are for convenience only and will not affect its construction or interpretation.

Except as expressly provided to the contrary herein, each paragraph, term, and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, such other portions of this Agreement as may remain otherwise intelligible, shall continue to be given full force and effect and bind the parties hereto.

Company and Employee agree to indemnify and hold harmless the other party from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the other arising from (1) a breach of this Agreement by the breaching party, (2) any false representation made herein to the other party, or (3) any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit upon Employee’s initiative, contrary to the provisions of this Agreement.  Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one original Agreement, and it may be executed by a signature transmitted via facsimile or email transmission.

Except as necessary to conduct legitimate company business, the Company’s current officers (specifically, Erle Martin – President and CEO, Patrick DeLong – Chief Financial & Operating Officer, Mike Cekay – Senior Vice President of Global Sales, and Natasha Hayes – Vice President of Marketing) will refrain from discussing Employee’s employment with or termination from Company, internally or externally, and to instead direct any such discussions regarding Employee to Tracy Leisek or the then current Director of HR, who shall only state, “While Crimson and MJ only worked together for a short time, a number of important objectives were achieved for the company.  Both parties have decided, however, to part ways and wish each other great success in the years ahead” or words to that effect.

Employee agrees to direct any request for a reference to Tracy Leisek or the then current Director of HR, who shall only state “While Crimson and MJ only worked together for a short time, a number of important objectives were achieved for the company. Both parties have

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decided, however, to part ways and wish each other great success in the years ahead.”  Ms. Leisek or the then current Director of HR may also provide Employee’s title, dates of employment and final rate of pay.

Understanding.  Each Party confirms and represents to the other Party that such Party (1) has read this Agreement, (2) understands the terms hereof, (3) has sought or has had the opportunity to seek the advice of legal counsel, (4) finds it to be a fair and reasonable compromise of all disputed and potential claims, defenses, and issues, (5) is executing this Agreement as a voluntary act, and (6) agrees to be bound by and to faithfully execute the terms of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EMPLOYEE IS ENCOURAGED AND ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  EMPLOYEE UNDERSTANDS THAT IT IS EMPLOYEE’S DECISION WHETHER OR NOT TO CONSULT WITH AN ATTORNEY.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND IS SIGNING IT FREELY AND VOLUNTARILY.

By signing this Agreement before the 21 day period described above in paragraph 30 expires, Employee waives Employee’s right under the ADEA and the OWBPA to 21 days to consider the terms of this Agreement.  In any case, however, Employee retains the right to revoke this Agreement within seven (7) days, as described above in paragraph 31.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below:

July 25, 2014______________	Mary Jo Dale ______________________
Dated: _July 23, 2014______________	/s/ Mary Jo Dale_______ _______________ Mary Jo Dale (“Employee”)
Dated: _July 25, 2014______________	Crimson Wine Group (the “Company”) /s/ Tracy Leisek_______________________ Tracy Leisek Authorized Representative

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